Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Marlin Business Services Corp.:
We consent to the incorporation by reference in Registration Statement No. 333-110378 on Form S-8, file 333-128330 on Form S-3/A and file 333-128329 on Form S-3/A of our reports dated March 5, 2008, relating to the consolidated financial statements of Marlin Business Services Corp. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for stock-based compensation in 2006), and the effectiveness of Marlin Business Services Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marlin Business Services Corp. for the year ended December 31, 2007.
Philadelphia, Pennsylvania
March 5, 2008